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                                                                    EXHIBIT 99.1

                         [Apache Corporation Letterhead]




CONTACTS:

(Media):          Tony Lentini      (713/296-6227)

(Investor):       Robert Dye        (713/296-6662)

(Web site):       www.apachecorp.com

                                                         FOR IMMEDIATE RELEASE


            APACHE COMPLETES PURCHASE OF 496 BCFE PROVED RESERVES
                   IN PERMIAN, S. TEXAS FROM COLLINS & WARE

      Houston, July 5, 2000--Apache Corporation (NYSE: APA) today announced that it has completed its previously announced acquisition of long-lived producing properties in the Permian Basin and South Texas from Collins & Ware, Inc., for $320.3 million.

      The assets have proved reserves of approximately 496 billion cubic feet of gas equivalent (Bcfe), of which one-third is liquid hydrocarbons. In addition, probable reserves are estimated at 151 Bcfe. Current net production is approximately 40 million cubic feet of natural gas and 4,000 barrels of liquid hydrocarbons per day. The transaction was effective June 1.

      Apache Corporation is a large oil and gas independent with operations in the United States, Canada, Egypt, Western Australia, Poland and China.

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